Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) made effective as of November 6, 2006 (the “Effective Date”), by and between NCI Building Systems, Inc., a Delaware corporation with its principal office in the State of Texas (the “Company”) and William M. Young (the “Consultant”);

W I T N E S S E T H:

WHEREAS, the Consultant has served as an employee and executive officer of the Company, including as Chief Executive Officer of the Engineered Buildings Systems Division of NCI Building Systems, Inc., since 1999; and

WHEREAS, the Consultant desires to resign as an executive officer of the Engineered Buildings Systems Division of the Company and all of its subsidiaries, to pursue other business interests as of the Effective Date; and

WHEREAS, the Company desires that the Consultant remain, and the Consultant has agreed to remain, as an employee of the Company until October 31, 2006; and

WHEREAS, the Company desires to secure further services of the Consultant in the capacity of a consultant to the Company and the performance of such other duties as may be required of the Consultant by the Company; and

WHEREAS, the Consultant agrees to provide further services to the Company as a consultant to the Company and to perform such other duties as may be required of the Consultant by the Company; and

WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Resignation and Separation from Employment. The Consultant agrees to resign his officer and director positions with the Company and any of its subsidiaries and to continue in its employ, and the Consultant hereby agrees to remain in the employ of the Company until the close of business on October 31, 2006 (“Employment Termination Date”).

2. Engagement as Consultant. Beginning November 1, 2006 and ending October 31, 2008 (“Consulting Period”), the Consultant agrees to serve the Company as an independent contractor under the terms and conditions herein provided. The Consultant agrees to perform such services as shall be requested by the Company and agreed to by the Consultant, at such times as are mutually agreeable to the Consultant and the Company; provided, however, that the Consultant shall not be obligated to

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perform such services at times or places when they would interfere with the Consultant’s pursuit of other business interests that are not inconsistent with the terms of this Agreement. Services required of the Consultant may include, but are not limited to, the following:

A. Providing such services as are reasonably necessary to assist the Company in a transition of the Consultant’s responsibilities as an officer of the Company and its subsidiaries to any successor to such responsibilities,

B. Responding to the best of his knowledge and belief to any questions posed by or on behalf of the Company regarding any litigation in which the Company or any affiliate is then or may become involved, and

C. Performing such other consulting services for the Company and its affiliates as shall be reasonably requested by the Chief Executive Officer of the Company and are not inconsistent with the Consultant’s prior duties and responsibilities as an officer of the Company.

Unless earlier terminated pursuant to Section 4, the Consultant’s consulting arrangement with the Company shall terminate as of October 31, 2008 (“Consulting Termination Date”).

3. Salary, Consulting Payments and Benefits. Except as otherwise set forth in Section 4, the Consultant shall be entitled to the consideration set forth below from the Effective Date through the Consulting Termination Date.

A. Salary. Through October 31, 2006, the Consultant shall continue to receive his base salary as in effect on the Effective Date, payable in accordance with the Company’s regular payroll practices.

B. Consulting Payments. From the first day of the Consulting Period through October 31, 2007, the Consultant shall receive $200,000 payable in accordance with the Company’s regular payroll practices. From November 1, 2007 through the Consulting Termination Date, the Consultant shall receive $100,000 payable in accordance with the Company’s regular payroll practices.

C. Bonus. The Consultant shall be eligible for a commensurate cash bonus for the Company’s 2006 fiscal year at the executive bonus level in effect for the Consultant on the Effective Date. The Consultant shall not be eligible for a bonus thereafter.

D. Restricted Stock and Options. Each Restricted Stock Award and option agreement made by the Company to the Consultant prior to the Effective Date shall vest upon such date, and shall be subject to all other terms and conditions of the plan and award agreements under which they are granted. The Consultant shall not be eligible for any Restricted Stock Award after the Effective Date. With respect to options granted to the Consultant by the Company, the Consultant may exercise within 60 days of the Employment Termination Date only those options that are vested on the Employment Termination Date in accordance with the terms of the option agreements.

E. Other Benefits. From and after November 1, 2006, the Consultant shall not be eligible to participate in any employee benefit plan or program, including without limitation 401(k),

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retirement, profit-sharing, bonus, severance or any other plan or program made available to employees of the Company and its affiliates, except as in accordance with applicable law and the terms of such plans applicable to terminated employees. The Consultant shall be eligible for payment of vacation and sick day accruals through the Employment Termination Date, payable as soon as practicable after that date.

F. Reimbursement of Expenses. The Company will reimburse the Consultant for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Consultant of an itemized account of such expenditures, in accordance with Company practices and policies. Additionally, the Company will reimburse the Consultant for reasonable moving expenses actually incurred by the Consultant and directly related to the termination of employment with the Company; provided, however, such moving expenses may not exceed $25,000 and must be incurred by the Consultant and reimbursed by the Company not later than December 31, 2008.

4. Termination of Employment. Notwithstanding the provisions of Sections 1, 2 and 3, the Consultant’s employment or consulting arrangement with the Company may be terminated in any of the following ways:

A. Termination without Cause, Disability. If the Consultant’s employment or consulting arrangement with the Company is terminated by the Company without Cause (as defined in Section 4.B. below) or if the Consultant or Company terminates employment or the consulting arrangement due to a Disability (“Disability,” as used herein, shall have the meaning ascribed to it in the 2003 Plan), the Consultant shall continue to receive the salary or consulting payments and benefits provided under Section 3 as if he had remained employed or continued in a consulting capacity through the Consulting Termination Date. In the event of the Consultant’s death after termination under this Section 4.A., the Consultant’s surviving spouse, if any, shall be entitled to receive continued salary payments or consulting payments as provided in Sections 3.A. and 3.B. through the period ending on the earlier of (i) the Consulting Termination Date, or (ii) the date of her death.

B. Termination for Cause and Voluntary Termination. If the Consultant’s employment with the Company is terminated by the Company for Cause (as defined below) or if the Consultant voluntarily terminates employment for any reason other than Disability, the Company’s obligation to make the payments or provide the benefits listed under Section 3 of this Agreement shall immediately terminate as of the date of the Consultant’s termination except to the extent that such payment(s) or benefit(s) are earned as of such date. For purposes of this Agreement, “Cause” shall mean: (i) the Consultant’s willful and continued failure to substantially perform his duties and other obligations under this Agreement and such failure continues for a period of thirty (30) days after written notice by the Company of the existence of such failure; provided, however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; (ii) the willful engaging by the Consultant in gross misconduct materially and demonstrably injurious to the Company, as determined by the Company; or (iii) the Consultant’s conviction for committing an act of fraud, embezzlement, theft or other act constituting a felony (which shall not include any act or offense involving the operation of a motor vehicle); provided, however, that the Board of Directors of the Company or the then current Chairman of the Board must first provide to Consultant written notice

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clearly and fully describing the particular acts or omissions which the Board or the then current Chairman of the Board reasonably believes in good faith constitutes Cause under this subsection (b) and an opportunity, within thirty (30) days following the receipt of such notice, to meet in person with the Board of Directors or the then current Chairman of the Board to explain the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions. For purposes of this Agreement, any termination of the Consultant’s employment for Cause shall be effective only upon delivery to the Consultant of a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors following a meeting at which the Consultant was given an opportunity to be heard on at least five (5) business days’ advance notice, finding that the Consultant was guilty of the conduct constituting Cause, and specifying the particulars thereof. Further, for the purposes of this Agreement, no act or failure to act on the Consultant’s part shall be considered willful unless done, or omitted from being done, by the Consultant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

C. Death. The Consultant’s employment or consulting arrangement under this Agreement shall terminate automatically upon his death, and the Consultant’s surviving spouse, if any, shall be entitled to receive continued salary payments or consulting payments as provided in Sections 3.A. and 3.B. through the period ending on the earlier of (i) the Consulting Termination Date, or (ii) the date of her death.

5. Restrictive Covenants. As a material inducement to the Company to enter into this Agreement, the Consultant agrees to the restrictive covenants set forth below:

A. Non-Competition. During the Consultant’s employment and the Consulting Period, the Consultant shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, doors, windows or other metal components of a building structure), coated or painted steel or metal coils, coil coating or painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates prior to the Termination Date, unless such engagement in or relationship as owner, director, officer, employee, agent, consultant or other representative of or for, or lending money or equipment to or otherwise supporting such person, partnership, association, corporation or other entity is as a private label, or to any other person, partnership, association, corporation or other entity approved by the Company’s Board of Directors. Ownership by the Consultant of equity securities of the Company, or of equity securities in other publicly owned companies constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant. The Consultant agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him, the Consultant hereby waives any claim or defense that the above non-competition covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense. For the purposes of this Agreement, the Employee agrees that a violation of this provision would be materially and demonstrably injurious to the Company.

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B. Non-Solicitation. During the Consultant’s employment and the Consulting Period, the Consultant shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its subsidiaries and affiliates; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its subsidiaries and affiliates to leave the employment or service of the Company or its subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its subsidiaries and affiliates unless required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its subsidiaries or affiliates with whom the Consultant dealt, directly or indirectly, during his engagement with the Company or its subsidiaries or affiliates. The Consultant agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him, the Consultant hereby waives any claim or defense that the above non-solicitation covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense. For the purposes of this Agreement, the Employee agrees that a violation of this provision would be materially and demonstrably injurious to the Company.

C. Confidential Information. For purposes of the covenants made in this Section 5, the Company promises to provide the Consultant (as is necessary for the Consultant’s position) with various trade secrets and proprietary and confidential information consisting of, but not limited to, business and/or strategic plans, budgets, fiscal plans, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the “Trade Secrets”), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. The Consultant acknowledges and agrees that the Trade Secrets (i) are secret and not known in the industry or to the public; (ii) are entrusted to him after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by him with the Company; (iii) have been developed by the Company for, and on behalf of, the Company through substantial expenditures of time, effort and money and are used in its business; (iv) give the Company an advantage over competitors who do not know or use the Trade Secrets; (v) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (vi) the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. The Consultant shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, during his employment, the Consulting Period, or at any time thereafter, except as required in the course of his employment or the consulting arrangement with the Company. The Consultant agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him, the Consultant hereby waives any claim or defense that the above covenants are

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unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company (except in the ordinary course of business during the Consultant’s employment with the Company or during the Consulting Period), and in any event shall be promptly delivered to the Company upon termination of the Consultant’s employment or the consulting arrangement for any reason. The Consultant agrees and stipulates that, upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, he shall timely notify and promptly deliver a copy of the subpoena, process or other request to the Chairman of the Board and Chief Executive Officer of the Company. For this purpose, the Consultant irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in his name, place and stead to perform any act that he might perform to defend and protect against any disclosure of any Trade Secrets. For the purposes of this Agreement, the Employee agrees that a violation of this provision would be materially and demonstrably injurious to the Company.

D. Non-Disparagement. The Consultant agrees to refrain from any criticisms or disparaging comments about the Company or any affiliates (including any current or former officer, director or employee of the Company), and the Consultant agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or the Consultant to any state or federal law enforcement agency or to the Board of Directors or senior management of the Company or require notice to the Company thereof, and the Consultant will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law. For the purposes of this Agreement, the Employee agrees that a violation of this provision would be materially and demonstrably injurious to the Company.

E. Enforcement.

1. If in connection with the challenge by the Consultant of any provision of Section 5A., any court of competent jurisdiction determines that the non-competition agreement in Section 5A. hereof is void or unenforceable, or if the court modifies Section 6.A. and the Company declines to accept the modification, the Consultant shall forfeit all stock granted to the Consultant under the Restricted Stock Awards granted after the Effective Date, if any, which have not vested and agrees to return to the Company any vested shares of stock granted to the Consultant under such Restricted Stock Awards (the “Vested Shares”) still owned by the Consultant.

2. The Consultant hereby agrees that a breach of any of the provisions of this Section 5 would cause irreparable injury to the Company and its affiliates, for which they would have no adequate remedy at law. If the Consultant breaches or threatens to

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breach any of the covenants set forth in this Section 5, then without regard for any provision to the contrary, the Company shall have the right to immediately discontinue all payments and benefits under Section 3 to the Consultant and his spouse, as well as any other agreement by and between the Company and Consultant, and to immediately seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 5. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law, in equity or otherwise. The Consultant hereby agrees that upon receipt of notice of the Company’s intent to seek injunctive relief, the Consultant will not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any shares of stock granted to the Consultant under the Restricted Stock Awards, or any right or interest therein, pending the final resolution of such injunctive relief proceeding. In addition, the Consultant shall, within ten (10) business days after it is ultimately determined that he has committed such a breach hereof, redeliver to the Company the Vested Shares, if still owned by the Consultant. If it is determined that the Consultant has not committed a breach thereof, the Company shall resume the payments and benefits under Section 3 and pay to the Consultant or his spouse all payments and benefits under Section 3 that had been suspended pending such determination.

3. The parties hereto intend all provisions of subsections (A), (B), (C) and (D) of this Section 5 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (A), (B), (C) or (D) of this Section 5 is too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable, and, in the event the court reforms Section 5.A hereof, the Company may elect to either accept enforcement of the provision as so modified or require the return of Vested Shares or cash as set forth in Section 5.E.1. In addition, the Consultant agrees that the non-competition agreements, non-solicitation agreements, non-disclosure and non-disparagement agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall survive this Agreement. The existence of any claim or cause of action of the Consultant against the Company, except for a breach of this Agreement by the Company or its subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of the Consultant contained in the non-competition, non-employment, non-disclosure and no litigation agreements. The Consultant agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him, the Consultant hereby waives any claim or defense that the above covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.

6. Release of Claims by the Consultant. In exchange for the consideration offered to the Consultant under this Agreement, the Consultant, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of the their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives

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and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that the Consultant now has, owns, or holds, or claims to have, own, or hold, or which the Consultant at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that the Consultant signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving the Consultant and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to the Consultant’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under this Agreement. Notwithstanding anything in this Agreement to the contrary, it is the express intention of the Consultant and the Company that this Agreement shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to the Consultant under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries; (2) any rights of defense or indemnification which would be otherwise afforded to the Consultant under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, to the extent applicable; (3) any rights of the Consultant to benefits accrued under any Company employee benefit plans, including but not limited to the NCI 401(k) Profit Sharing Plan, applicable health, medical and welfare benefit programs, and the like; (4) any rights under this Agreement; and (5) such other rights or claims as may arise after the date of this Agreement. The Consultant acknowledges that he has had at least 21 calendar days after this Agreement was presented to him to consider whether to sign this Agreement. The Consultant has until the date that is seven (7) days after the date this Agreement is executed by him to revoke the release set forth in this Section 6, after which this Section 6 shall become irrevocable, provided, however, that if the Consultant so revokes this Section 6, the Company shall have no obligation to provide to the Consultant the payments specified in Section 3(b) hereof. Effective as of November 1, 2006, Employee shall execute that certain release agreement attached hereto as Exhibit “A.”

7. Stock Trading and Company Policies. During the period beginning on the Effective Date and ending on the Employment Termination Date, the Consultant agrees to comply with all of the Company’s policies with respect to trading in the Company’s securities to the same extent as such policies are applicable to executive officers of the Company including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter with respect to an offering of the Company’s securities, and prior to the Consulting Termination Date the Consultant agrees to comply with the foregoing if he is in possession of material non-public information relating to the Company.

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8. Non-Alienation. The Consultant shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Consultant lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Consultant, his surviving spouse, if any, shall have the right to enforce the provisions hereof that are enforceable by the surviving spouse under the terms of the Agreement.

9. Assumption by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place and if (a) such successor does not expressly assume and agree to perform this Agreement, or if such assumption does not occur by operation of law, and (b) such transaction satisfies the requirements to avoid the imposition of an excise tax under the provisions of Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements (“Section 409A”) or such payment restrictions are otherwise inapplicable, then the Company shall be obligated to make a cash payment to the Consultant, immediately following such succession or, if later, the first date at which payment can be made without incurring an excise tax under Section 409A of the Code, equal to the aggregate value of the salary and consulting payments otherwise payable pursuant to Sections 4.A. and 4.B. for the remainder of the term of this Agreement, without reduction for early payout.

10. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Consultant and the Board of Directors of the Company.

11. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

12. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention: General Counsel

To the Consultant:

William M. Young

15911 Guinstead

Spring, Texas 77379

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

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13. Source of Payments: All cash payments provided under this Agreement will be paid from the general funds of the Company. The Consultant’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Consultant will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Consultant or any other person.

14. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

15. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

17. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

18. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas. Consultant hereby acknowledges, stipulates and agrees that any and all claims, actions, proceedings or causes of action relating to the validity, performance, interpretation, and/or enforcement hereof shall be submitted exclusively to a court of competent jurisdiction in Houston, Harris County, Texas and, to the maximum extent practicable, this Agreement will be deemed to call for performance in Houston, Harris County, Texas. The scope of each of the foregoing waivers is intended to be all encompassing. Consultant acknowledges that the foregoing waivers are material inducements to the agreement of the Company to enter into this Agreement with Consultant, and that the Company has already relied on these waivers in entering into this Agreement. Consultant warrants and represents that he has reviewed these waivers with his legal counsel, and that he knowingly and voluntarily agrees to each such waiver following consultation therewith.

19. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties concerning the subject hereof. Except as otherwise provided herein, nothing in this Agreement shall affect the Consultant’s right to benefits under the terms of any employee benefit plan of the Company in which the Consultant has participated or may participate.

20. Non-Mitigation. Consultant shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Consultant as a result of employment by another employer or by deferred compensation or retirement benefits received by Consultant.

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IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the date of execution by all parties hereto.

NCI BUILDING SYSTEMS, INC.

By:
Todd R. Moore
Vice President & General Counsel

Date:

WILLIAM M. YOUNG

Date:

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EXHIBIT A

Date: November 1, 2006

WAIVER AND RELEASE

In exchange for the consideration offered to the Consultant under that certain Separation and Consulting Agreement by and between Consultant and NCI Building Systems, Inc. (the “Company”), (the “Agreement”), the Consultant, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its parents, partners, affiliates, subsidiaries and each of the their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that the Consultant now has, owns, or holds, or claims to have, own, or hold, or which the Consultant at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that the Consultant signs this Waiver and Release (the “Release”), including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving the Consultant and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to the Consultant’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under the Agreement or this Release. Notwithstanding anything in this Release to the contrary, it is the express intention of the Consultant and the Company that this Release shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to the Consultant under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries; (2) any rights of defense or indemnification which would be otherwise afforded to the Consultant under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, to the extent applicable; (3) any rights of the Consultant to benefits accrued under any Company employee benefit plans, including but not limited to the NCI 401(k) Profit Sharing Plan, applicable health, medical and welfare benefit programs, and the like; (4) any rights under this Release; and (5) such other rights or claims as may arise after the date of this Release. The Consultant acknowledges that he has had at least 21 calendar days after this Release was presented to him to consider whether to sign this Release. The Consultant has until the date that is seven (7) days after the date this Release is executed by him to revoke the release set forth herein, after which this Release shall become irrevocable, provided, however, that if the Consultant so revokes this Release, the

SEPARATION AND CONSULTING AGREEMENT	Initials:

Company shall have no obligation to provide to the Consultant the payments specified in Section 3(b) of the Agreement.

Consultant’s Printed Name	Company’s Representative

Consultant’s Signature	Company’s Execution Date

Consultant’s Signature Date

Consultant’s Social Security Number

SEPARATION AND CONSULTING AGREEMENT	Initials:
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